EXHIBIT 99.1
May 09, 2013
FOR IMMEDIATE RELEASE

WaferGen Launches SmartChip TE – A Novel Target Enrichment Solution for Next-Gen Sequencing (NGS) Aimed at Clinical Applications

Superior Accuracy and On-Demand Validated Assays Covering the Whole Exome Enable Major Clinical Sequencing Providers

FREMONT, Calif., May 09, 2013 /PRNewswire/ -- WaferGen Bio-systems, Inc. (OTCBB: WGBS) today announced the launch of its new SmartChip TE product – a PCR-based target enrichment solution for sample preparation prior to targeted re-sequencing on Next-Gen platforms. As clinical Next-Gen sequencing rapidly expands into the mainstream molecular testing market, the growth of this market segment is expected to be explosive. Some analysts project that the market for targeted clinical sequencing alone will reach $750M by 2015. SmartChip TE addresses CLIA-certified and clinical research laboratories’ significant unmet needs in sequencing-based testing by providing superior flexibility, specificity, and sensitivity. The superior performance of this new product is based on WaferGen’s proprietary technology that relies on massively parallel singleplex PCR reactions, where amplification is cleaner and better controlled, thereby providing more accurate results in the downstream sequencing step. Each target is amplified in an individual reaction, yielding close to equimolar products without the possible side reactions that occur in competing systems employing highly multiplexed PCR and/or target capture.

Following successful proof-of-concept studies at Ghent University and a major US-based teaching hospital, SmartChip TE has been performing well at several major commercial clinical sequencing service providers including BGI and Ambry Genetics.

Dr. Xun Xu, Deputy Director and VP of R&D at BGI, stated: “We are very pleased with the targeted sequencing results that we obtained by using SmartChip TE system for target enrichment. In particular, we were able to achieve a very high degree of coverage uniformity and sample-to-sample reproducibility, which is of critical importance for clinical applications that we are developing in our service and product portfolio. We are looking forward to working with WaferGen’s team on productizing a number of gene panels that are relevant for diagnosing human disease with a high unmet medical need. In addition, we are planning to test and deploy WaferGen’s platform in a number of additional molecular applications.”

Dr. Phillip Gray, Director of Genomic Services at Ambry Genetics, stated: “As an early customer of the first target enrichment technologies to hit the market over 5 years ago, Ambry has extensive experience working with all types of target enrichment platforms. We are excited about WaferGen’s SmartChip TE technology as it gives us another target enrichment option when designing custom solutions for our clients. Our initial evaluation of the technology has yielded good results and we look forward to using this platform in the future.”

An important part of the SmartChip TE solution is a database of validated assays covering the whole human exome, which was developed in collaboration with the laboratory of Dr. Jo Vandesompele at

Ghent University. Having PCR assays ready on demand provides our customers with fast turnaround times for their custom panels. In addition, it enables them to build the required flexibility in their study design by allowing them to easily change genes or targets in future studies. Furthermore, building upon three decades of molecular diagnostics laboratories’ experience with PCR target amplification, identified variants can be confirmed with qPCR (or traditional Sanger sequencing) using the exact same PCR assay as deployed in the initial Next-Gen test. While available as a separate product with a low capital cost, one can also envision that SmartChip TE will add important utility to the full scale SmartChip System under the MyDesign concept, which already offers a wide array of nano-qPCR applications with best-in-class flexibility, high levels of sensitivity and dynamic range without the need for pre-amplification, and a very low cost per reaction.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Bio-systems, Inc. is an innovative life science company that offers the SmartChip Real-Time PCR System—a next-generation genetic analysis platform for profiling and validating molecular biomarkers. It provides a range of high-throughput capabilities including microRNA and mRNA gene expression profiling as well as single nucleotide polymorphism (SNP) genotyping. SmartChip TE is a new product offering for target enrichment geared towards clinical Next-Gen sequencing (NGS).

For additional information, please see http://www.wafergen.com

Forward Looking Statements

This press release contains certain “forward-looking statements.” Such statements include statements relating to the expected benefits to the Company of using nano-qPCR technology for target enrichment sample preparation prior to targeted re-sequencing on Next-Gen platforms, the growth of the market for targeted clinical sequencing and other statements relating to future events that are not historical facts, including statements which may be preceded by the words “will,” “believes” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the Company. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2012. Security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

WaferGen Contact:

John Harland
john.harland@wafergen.com
510-780-2395